Exhibit 99.1
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

On September 10, 2024, (the “Closing Date”), Diamondback Energy, Inc., (“Diamondback”, “we,” “us,” or “our”) completed the previously announced acquisition of Endeavor Parent, LLC (“Endeavor” and such acquisition, the “Acquisition”) by acquiring 100% of the equity interests in Endeavor (the “Endeavor Interests”). The aggregate consideration in exchange for the Endeavor Interests under the terms of the Agreement and Plan of Merger for the Acquisition (as amended, the “Merger Agreement”) included: (i) cash consideration of approximately $7.1 billion, subject to customary post-closing adjustments under the terms of the Merger Agreement, and (ii) 117,267,065 shares of our common stock. We funded the cash consideration with (i) cash on hand, excluding cash attributable to Viper Energy, Inc., and (ii) $1.0 billion of borrowings from the Term Loan Credit Agreement with Diamondback E&P LLC, as borrower, and Citibank, N.A., as administrative agent entered into on February 29, 2024 (the “term loan”).

The following unaudited pro forma combined financial information (the “pro forma statement of operations”) gives effect to the Acquisition, which has been accounted for using the acquisition method of accounting with Diamondback identified as the acquirer. Under the acquisition method of accounting, we recorded assets acquired and liabilities assumed from Endeavor at their respective acquisition date fair values on the Closing Date.

The pro forma statement of operations has been prepared from the respective historical consolidated financial statements of Diamondback and Endeavor, adjusted to give effect to the Acquisition. The unaudited pro forma statement of operations for the year ended December 31, 2024 was prepared as if the Acquisition had occurred on January 1, 2024 and is based on Diamondback’s historical consolidated statement of operations for the year ended December 31, 2024 and Endeavor’s historical unaudited consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2024 as well as on Endeavor’s unaudited financial records covering the period from July 1, 2024 through the Closing Date. The pro forma statement of operations contains certain reclassification adjustments to conform the historical Endeavor financial statement presentation to our financial statement presentation.

The pro forma statement of operations is presented to reflect the Acquisition and does not (i) represent what our results of operations would have been had the Acquisition occurred on the date noted above or (ii) project the results of operations of the combined company following the Acquisition. The pro forma statement of operations is intended to provide information about the continuing impact of the Acquisition as if it had been consummated on the date noted above, which is earlier than the Closing Date. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable. In the opinion of our management, all adjustments necessary to present fairly the pro forma statement of operations have been made.

The pro forma statement of operations does not include the realization of any cost savings from operating efficiencies or synergies that might result from the Acquisition and excludes certain costs associated with subsequent integration activities related to the Acquisition.

The pro forma statement of operations has been developed from and should be read in conjunction with, (i) Diamondback’s historical consolidated financial statements and the notes thereto included in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2024, (ii) Endeavor’s historical unaudited consolidated financial statements for the six months ended June 30, 2024 and the notes thereto, which are attached as Exhibit 99.1 to Diamondback’s Form 8-K/A filed on September 19, 2024, and (iii) the accompanying notes to the pro forma statement of operations.

Diamondback Energy Inc.
Unaudited Pro Forma Combined Statement of Operations

	Year Ended December 31, 2024
	Historical			Transaction Accounting Adjustments			Diamondback Pro Forma Combined
	Diamondback	Endeavor Six Months Ended June 30, 2024	Endeavor July 1, 2024 through the Closing Date	Reclassification Adjustments Note 2 (a)	Acquisition Transaction Adjustments Note 2
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$9,067	$2,908	$1,123	$—	$—		$13,098
Natural gas sales	89	—	—	(8)	—		81
Natural gas liquid sales	944	—	—	403	—		1,347
Natural gas and NGL sales	—	291	104	(395)	—		—
Sales of purchased oil	923	—	—	—	—		923
Service company revenue	—	14	5	(19)	—		—
Other operating income	43	—	—	19	—		62
Total revenues	11,066	3,213	1,232	—	—		15,511
Costs and expenses:
Lease operating expenses	1,286	389	147	(43)	—		1,779
Production and ad valorem taxes	638	—	—	251	—		889
Production taxes	—	149	60	(209)	—		—
Gathering, processing and transportation	356	—	—	—	—		356
Purchased oil expense	921	—	—	—	—		921
Depreciation, depletion, amortization and accretion	2,850	650	239	—	510	(b)	4,249
General and administrative expenses	213	64	26	(7)	—		296
Merger and integration expenses	303	—	—	415	—		718
Service company operating expenses	—	12	5	(17)	—		—
Other operating expenses	103	—	5	17	—		125
Total costs and expenses	6,670	1,264	482	407	510		9,333
Income (loss) from operations	4,396	1,949	750	(407)	(510)		6,178
Other income (expense):
Interest expense, net	(135)	(12)	(3)	—	(16)	(c)	(166)
Other income (expense), net	80	(5)	4	(2)	—		77
Gain (loss) on derivative instruments, net	137	4	26	(5)	—		162
Gain (loss) on extinguishment of debt	2	—	—	—	—		2
Income (loss) from equity investments, net	21	—	—	(1)	—		20
Transaction costs	—	(3)	(412)	415	—		—
Total other income (expense), net	105	(16)	(385)	407	(16)		95
Income (loss) before income taxes	4,501	1,933	365	—	(526)		6,273
Provision for (benefit from) income taxes	800	2,052	117	—	(114)	(d)	2,855
Net income (loss)	3,701	(119)	248	—	(412)		3,418
Net income (loss) attributable to non-controlling interest	363	—	—	—	—		363
Net income (loss) attributable to Diamondback Energy, Inc.	$3,338	$(119)	$248	$—	$(412)		$3,055

Earnings (loss) per common share:
Basic	$15.53						$10.32
Diluted	$15.53						$10.32
Weighted average common shares outstanding:
Basic	213,545				81,062	(e)	294,607
Diluted	213,545				81,062	(e)	294,607

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

The unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of Diamondback and Endeavor. Certain of Endeavor’s historical amounts have been reclassified to conform to our financial statement presentation, and pro forma adjustments have been made to reflect the Acquisition and certain transaction accounting adjustments, as discussed further in Note 2 below. The pro forma statement of operations for the year ended December 31, 2024, gives pro forma effect to the Acquisition as if it had occurred on January 1, 2024, the beginning of the earliest period presented. The pro forma financial statement should be read in conjunction with (i) Diamondback’s historical consolidated financial statements and the notes thereto included in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2024 and (ii) Endeavor’s historical unaudited consolidated financial statements for the six months ended June 30, 2024 attached as Exhibit 99.1 to Diamondback’s Form 8-K/A filed on September 19, 2024 and incorporated by reference into the Form 8-K/A to which these pro forma financial statements are included as an exhibit.

The Acquisition and the related transaction accounting adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of our management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements (i) do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Acquisition had occurred on the dates indicated, (ii) are not indicative of our future financial position or results of operations and (iii) do not reflect the actual pro forma financial position of Diamondback as of the Closing Date. In addition, future results may vary significantly from those reflected in such statements.

2.    PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma statement of operations has been prepared to illustrate the effect of the Acquisition and has been prepared for informational purposes only. The adjustments include reclassifications to conform Endeavor’s historical accounting treatment to our financial statement presentation and other pro forma accounting adjustments to reflect the impact of the acquisition method of accounting on certain expense line items as if the transaction had occurred on January 1, 2024. The adjustments are as follows:

    (a)    The following reclassifications were made to conform to our presentation:

•Reclassification of ($8) million from Natural gas and NGL sales to Natural gas sales;

•reclassification of $403 million from Natural gas and NGL sales to Natural gas liquid sales;

•reclassification of $19 million from Service company revenue to Other operating income;

•reclassification of $209 million from Production taxes and $42 million from Lease operating expenses to Production and ad valorem taxes;

•reclassification of ($5) million from Lease operating expenses to General and administrative expenses;

•reclassification of $1 million from Lease operating expenses to Other income (expense), net;

•reclassification of $17 million from Service company operating expenses to Other operating expenses;

•reclassification of $2 million from General and administrative expenses to Other income (expense), net;

•reclassification of ($1) million from Other income (expense), net to Income (loss) from equity investments, net

•reclassification of $5 million from Lease operating expenses to Gain (loss) on derivative instruments, net; and

•reclassification of $415 million from Transaction costs to Merger and integration expenses.

(b)    Reflects the following:

•elimination of Endeavor’s historical depreciation, depletion, amortization and accretion expense of $889 million;
• $1.4 billion for the pro forma adjustment to depletion expense calculated in accordance with the full cost method of accounting for oil and natural gas properties, based on the estimated fair value of the oil and natural gas properties acquired;
•$19 million for the pro forma adjustments to depreciation expense based on the estimated fair value of other property, plant and equipment acquired and the estimated remaining lives of the assets on the Closing Date; and
•$14 million for adjustments to accretion expense in relation to the fair value of the asset retirement obligations acquired.

(c)    The pro-forma adjustment of $(16) million recorded to Interest expense, net is comprised of the following:

•Increase of $139 million comprised of (i) $91 million in additional interest expense on Diamondback’s $5.5 billion senior notes issued in April 2024 (the “April 2024 senior notes”) with a weighted average interest rate of 5.52%, (ii) $47 million in additional interest expense on the $1.0 billion term loan with an interest rate of 6.58%, and (iii) $1 million in additional commitment fees on Diamondback’s undrawn revolving credit facility due to an increase of $900 million in the maximum commitment amount available upon close of the Acquisition;
•increase of $3 million in additional amortization recorded for debt issuance costs incurred on the term loan and the April 2024 senior notes;
•increase of $150 million related to the reversal of interest income earned by Diamondback in 2024 on the cash proceeds of the April 2024 senior notes;
•decrease of $261 million related to additional capitalized interest associated with the April 2024 senior notes and the term loan, calculated in accordance with our accounting policy;
•decrease of $15 million reflecting the reversal of Endeavor’s historically reported net interest expense.

A 1/8 of a percentage point increase or decrease in the SOFR rate and weighted average pro-forma coupon rate on the notes would result in a change in interest expense of approximately $8 million for the year ended December 31, 2024.

(d)    Reflects the tax effect of the transaction accounting adjustments above on the pro forma statement of operations for the year ended December 31, 2024, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 21.6%.

Effective January 1, 2024, Endeavor was converted to a C-Corporation and became subject to U.S. federal corporate income tax rules and GAAP requirements for income tax accounting. At the time of conversion, Endeavor recorded a deferred tax liability and income tax expense of approximately $1.6 billion for the difference between the book basis of its assets and the tax basis as determined as of January 1, 2024. For further discussion, refer to Endeavor’s unaudited consolidated financial statements for the six months ended June 30, 2024, which are included in Exhibit 99.1 to Diamondback’s Form 8-K/A filed on September 19, 2024.

As a result of Endeavor’s recognition of corporate income tax from January 1, 2024 through the Closing Date, no additional pro forma income tax adjustment was applied to the Income (loss) before income taxes historically reported by Endeavor for the period.

(e)    Reflects the adjustment to weighted-average common shares outstanding to reflect the issuance of approximately 117.27 million shares of common stock to the holders of the Endeavor Interests to partially finance the Acquisition as if the incremental shares were issued and outstanding since January 1, 2024. The following table reconciles historical and pro forma basic and diluted earnings per share utilizing the two-class method for the period indicated:

	Year Ended December 31, 2024
	Diamondback (Historical)	Diamondback Pro Forma Combined
	(In millions, except per share amounts)
Net income (loss) attributable to common stock	$3,338	$3,055
Less: distributed and undistributed earnings allocated to participating securities	21	16
Net income (loss) attributable to common stockholders	$3,317	$3,039
Weighted average common shares outstanding:
Basic weighted average common shares outstanding	213,545	294,607
Effect of dilutive securities:
Weighted-average potential common shares issuable	—	—
Diluted weighted average common shares outstanding	213,545	294,607
Net income (loss) per common share, basic	$15.53	$10.32
Net income (loss) per common share, diluted	$15.53	$10.32